EXHIBIT 99.1


   AT THE COMPANY:                             INVESTOR RELATIONS:
   Garrett L. Dominy                           Harvey A. Goralnick
   Chief Financial Officer                     Bernadette Maglione
   (770) 993-0291                              FOCUS PARTNERS LLC
   www.atpx.com                                (212) 752-9445
                                               info@focuspartners.com

                     ATP TO TRADE ON NATIONAL MARKET SYSTEM

Atlanta, GA August 7, 1998 - Advanced Technical Products, Inc. (Nasdaq: ATPX) announced the transfer of its common stock to the National Market System effective August 11, 1998, from Nasdaq Small Cap. The Company will continue trading under the symbol ATPX.

"The move to the National Market System is an exciting milestone for ATP," stated Chairman, President and CEO, James S. Carter. "We anticipate the increased visibility resulting from the NMS listing will benefit our current shareholders and attract additional sponsorship from institutions by increasing trading volume and providing liquidity."

ATP has been traded on Nasdaq Small Cap since October 31, 1997, as a result of the merger of Lunn Industries, Inc. and TPG Holdings, Inc. The Company designs, develops and manufactures advanced composite based materials and products. ATP is one of a few companies with the ability to utilize multiple processes, such as autoclave lamination, filament winding, resin transfer molding and metal bonding to make products for the aerospace and defense markets, as well as for commercial applications.

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS REGARDING THE PRESENT INTENTIONS AND EXPECTATIONS OF MANAGEMENT. CERTAIN FACTORS BEYOND ATP'S CONTROL WHICH COULD CAUSE ATP'S RESULTS TO DIFFER MATERIALLY FROM THOSE MADE IN FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, GENERAL MARKET CONDITIONS, DEPENDENCE ON THE DEFENSE AND AEROSPACE INDUSTRIES, THE LEVEL OF MILITARY EXPENDITURES AND COMPETITION IN THE MARKETS FOR ATP'S PRODUCTS, ARE MORE FULLY DESCRIBED IN ATP'S FORM 10-K AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.